Exhibit 10.1

SEPARATION AGREEMENT

Separation Agreement (“Agreement”) made as of this 15th day of April, 2010 by and between Centerline Holding Company, a Delaware business trust (“CHC”), and Centerline Capital Group, Inc., a Delaware corporation (“CCG” and together with CHC, “Centerline”), and Marc D. Schnitzer.

A.           Mr. Schnitzer is employed by CCG as Chief Executive Officer of CHC and as an officer and director of various Centerline affiliates.

B.           Mr. Schnitzer has announced his intention to retire from his employment with Centerline and resign as a trustee, director and officer of Centerline and any and all of Centerline’s parents, subsidiaries, affiliates and any other entities organized in connection with, or related to, Centerline or its affiliates (collectively, the “Company Group”); which defined term shall exclude any entities wholly owned by Schnitzer and/or his family members through which Mr. Schnitzer owns his interests in entities constituting the Company Group.

1.           Last Day of Employment.  Mr. Schnitzer’s last day of employment with Centerline shall be April 15, 2010 (the “Effective Date”).   Mr. Schnitzer agrees that except as expressly set forth herein, he shall not be entitled to any payment or benefit from Centerline subsequent to the Effective Date.

2.           Separation Benefits.  In exchange for Mr. Schnitzer’s execution of this Agreement and subject to Section 2(e) hereof, Centerline will provide Mr. Schnitzer with the benefits set forth in subsections (a) through (d) below (collectively, the “Separation Benefits”), to which he is not otherwise entitled:

(a)   Within thirty (30) days of the Effective Date, Centerline shall pay Mr. Schnitzer $ 750,000 as severance pay (the “Separation Payment”).  Mr. Schnitzer acknowledges that no payment for any bonus or wages for any prior period are due him other than unpaid base wages through the Effective Date.

(b)   Centerline shall reimburse Mr. Schnitzer for the cost of federal, state and local tax return preparation with respect to each of his 2009 and 2010 tax returns; provided, however, that the amount of the reimbursement for each of the 2009 and 2010 tax preparations shall not materially exceed the amount of reimbursement for his 2008 tax preparation.

(c)   Within thirty (30) days of the Effective Date, Centerline shall pay Mr. Schnitzer the amount of $8,780 which represents the premiums for two (2) years on a $3 million term life insurance policy owned by Mr. Schnitzer or a life insurance trust established by him or his spouse and Centerline shall have no further responsibility for payment or reimbursement of any premiums due on account of such policy.

(d)   Mr. Schnitzer (and his spouse and eligible dependents) shall be entitled to continue to participate in Centerline’s medical, dental and vision plans on the same terms and conditions as active executives of Centerline for the period extending from the Effective Date until the date which is ten (10) years from the Effective Date and Centerline shall pay the full cost of coverage; provided, however, if such continued participation is not permitted under the terms of the plans, Centerline shall use all commercially reasonable efforts to (i) assist Mr. Schnitzer (and his spouse and dependents) in obtaining coverage that is reasonably comparable to Centerline’s active employee coverage in terms of both cost to Mr. Schnitzer and range of benefits and health care providers offered, and (ii) ensure that all pre-existing condition exclusions and actively at work requirements are waived in connection with such coverage, and shall pay for such new coverage.  Mr. Schnitzer’s right to coverage pursuant to this Section 2(d) shall lapse if Mr. Schnitzer becomes a participant  in a comparable medical, dental and vision plan offered by a subsequent employer.

(e)           As a condition to receiving the Separation Benefits, Mr. Schnitzer agrees to execute and deliver the release attached hereto as Exhibit E (the “Release”).  If Mr. Schnitzer revokes the Release, he will not be eligible to receive the Separation Benefits.

(f)           Mr. Schnitzer shall promptly, but no later than thirty (30) days after the Effective Date, submit to Centerline all amounts which may be due him from Centerline as reimbursable expenses for payment in accordance with Centerline’s expense reimbursement policy, but no later than thirty (30) days after submission.

3.           Resignations.  On the Effective Date, Mr. Schnitzer shall resign as a trustee, director, and officer of the entities set forth on Schedule A to his resignation letter, the form of which is attached hereto as Exhibit A.  Mr. Schnitzer also shall resign as a trustee and officer of American Mortgage Acceptance Company, pursuant to a resignation letter attached hereto as part of Exhibit A.  Mr. Schnitzer shall sign the resignation letter to carry out the effect of the foregoing within five (5) days of delivery of same (such delivery to be deemed to occur in accordance with the notice delivery provisions set forth in Section 17 hereof).   In the event that it becomes evident to Centerline at any time after the Effective Date that there are additional Company Group entities that are subsidiaries of Centerline in which Mr. Schnitzer holds a position as trustee, director or officer, Centerline will so notify Mr. Schnitzer in writing and request his written resignation within five (5) business days of delivery of such written notice.  In the event Mr. Schnitzer does not respond within such five-day period, Mr. Schnitzer agrees that the Attorney-in-Fact (as defined below) may execute any such resignation letter on his behalf in accordance with Section 8 hereof.  This section shall not apply to any voting rights Mr. Schnitzer has by virtue of his position as a member of any entity, which rights shall be governed by Section 4 hereof.

4.           Schnitzer Interests. On the Effective Date, Mr. Schnitzer shall withdraw as a member of and transfer his interest in the following entities to the other members/shareholders of such entities: (i) Centerline GP Holdings LLC  (ii) Centerline GP Dispositions LLC.  and (iii) 111 Pine Avenue Court Corp.  In connection with such withdrawal and transfer Mr. Schnitzer shall execute and deliver those documents and instruments attached hereto as Exhibits B, C and D.  Centerline shall indemnify and hold Mr. Schnitzer harmless from any and all claims by third parties (including all costs and expenses) arising out of or relating to these interests, except claims arising from his fraud, gross negligence or willful wrongdoing.

5.           Business Materials.  All written materials, records and documents made by Mr. Schnitzer or coming into his possession concerning the business or affairs of the Company Group shall be the sole property of Centerline and Mr. Schnitzer shall return the same to Centerline and shall retain no copies in any form or media, except as expressly permitted by Centerline; provided, however, it is understood that Mr. Schnitzer shall be entitled to retain all personal files.  Except as provided in Section 6, Mr. Schnitzer shall also return to Centerline on the Effective Date all other property in his possession owned by Centerline, including but not limited to his office keys and access card.

6.           Office Equipment.  From and after the Effective Date, Centerline shall not pay for Mr. Schnitzer’s cellular telephone, Blackberry devise or any other wireless services; provided, however, Mr. Schnitzer shall, subject to Section 5 above, be entitled to retain his Blackberry device and telephone number.  Mr Schnitzer shall be entitled to retain the computer equipment provided to him by Centerline, subject to a review of the files contained on such computer equipment so that any files or other materials which Centerline, in its sole discretion, determines that Mr. Schnitzer should not be allowed to retain pursuant to Section 5 above may be permanently deleted.  Mr. Schnitzer shall also be entitled to remove and take with him three (3) framed prints in his current office, which are his personal property, and a black Barcelona chair in his current office, which is the property of Centerline.

7.           Cooperation.

(a)           Mr. Schnitzer agrees that he will cooperate in providing the Company Group with information and other assistance relating to the Company Group’s businesses conducted prior to the Effective Date, and that he will be reasonably available during business hours to provide such cooperation.

(b)           Mr. Schnitzer  agrees that he will assist and cooperate with the Company Group in connection with the defense or prosecution of any claim that may be made against or by the Company Group, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company Group, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to knowledge possessed by him, or any act or omission by him.  Centerline shall reimburse Mr. Schnitzer for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.
(c)           Mr. Schnitzer agrees promptly to perform such acts and deeds, and to execute and deliver such conveyances, assignments, proxies, consents, agreements, instruments, HUD 2530 forms or letters of resignation, as the Company Group may at any time reasonably request in writing in connection with the implementation of this Agreement or in order to better assure and confirm unto the parties hereto their respective rights, powers and remedies hereunder, or in connection with the management transition resulting from his resignation, including, but not limited to the execution of any documents reasonably requested by any lender, partner or affiliate of the Company Group (the “Documentation”).

(d)           Centerline shall cooperate in providing Mr. Schnitzer with such information regarding the Company Group entities in which Mr. Schnitzer owns an interest as such entities are required to provide to similarly situated interest holders.  Mr. Schnitzer, at his sole expense, shall have the right to inspect and copy the books and records of such entities to the same extent such entities are required to provide such rights to similarly situated interest holders entities during normal business hours upon reasonable written notice, provided that such inspection and copying does not interfere with the normal business operations of Centerline or the applicable Company Group entity; and provided further that such inspection and copying is for a purpose reasonably related to his interest as a partner, member or shareholder of the applicable entity.  Mr. Schnitzer shall have the right to audit the books and records of Company Group entities in which he owns an interest, at his sole expense, during normal business hours upon reasonable written notice, provided that such audit does not interfere with the normal business operations of Centerline or the applicable Company Group entity.

(e)           Unless Centerline in good faith determines for a particular matter that cooperation or assistance with Mr. Schnitzer would be inconsistent with its obligations to its shareholders or other fiduciary duties, Centerline will assist and cooperate with Mr. Schnitzer in connection with the defense of any claim that may be brought against him, or in connection with any investigation or dispute or claim of any kind involving his work for Centerline and/or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including, without limitation, providing Mr. Schnitzer with access to relevant non-privileged documents in the possession of Centerline.  Under no circumstances shall such cooperation or assistance require Centerline and/or any of its affiliates to disclose any privileged communication.

(f)           The parties shall agree on the wording of the public announcement of Mr. Schnitzer’s retirement from Centerline in advance of such announcement; provided, however, that the Company Group shall not be required to obtain Mr. Schnitzer’s consent to disclose information that the Company Group is required to disclose by law in the opinion of the Company Group’s counsel.

8.           Power of Attorney.  If, for any reason or no reason, Mr. Schnitzer shall fail to execute any Documentation (exclusive of any Federal, state or local filings) within five (5) business days following delivery of a written request therefor, Mr. Schnitzer hereby makes and appoints the General Counsel of Centerline, as his attorney-in-fact (“Attorney-in-Fact”) to act in his name, place and stead for the purpose of making, executing and delivering the Documentation (exclusive of any Federal, state or local filings), and, without limiting the foregoing, for the purpose of making, executing and delivering all documents and doing such lawful things which the Attorney-in-Fact deems necessary to (i) effect the resignation of Mr. Schnitzer as a trustee, director or officer of any entity related to the Company Group; (ii) execute and deliver consents pursuant to Sections 4 and 7(c) hereof; and (iii) take any further ministerial actions as may be necessary to effect the foregoing.  This power is coupled with an interest, is irrevocable, and all powers conferred upon the Attorney-in-Fact herein above shall remain at all times in full force and effect, notwithstanding Mr. Schnitzer’s incapacity, disability, death, or any uncertainty with regard thereto.  Mr. Schnitzer hereby consents and agrees that any third party shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Attorney-in-Fact to execute and deliver the Documentation and to effect any other action pursuant to the provisions hereof, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by or on behalf of Mr. Schnitzer.  Upon exercise of this power of attorney, the Attorney-in-Fact will deliver written notice to Mr. Schnitzer, including a copy of the executed Documentation.

9.           Covenant Not to Disclose.  Mr. Schnitzer acknowledges and agrees that, by virtue of the performance of the normal duties of his position with Centerline and by virtue of the relationship of trust and confidence between Mr. Schnitzer and Centerline, Centerline has permitted Mr. Schnitzer to have access to and Mr. Schnitzer has become familiar with, acquired knowledge of and developed or maintained the Company Group’s Confidential Information (as defined below), which Mr. Schnitzer recognizes permits the Company Group to enjoy a competitive advantage and the premature disclosure of which would irreparably injure the Company Group.  Mr. Schnitzer covenants and agrees that he will not, at any time, directly or indirectly use, disclose (in any manner, including transmitting via or posting on the Internet), reproduce, distribute, reverse engineer or otherwise provide, in whole or in part, to or on behalf of any person (other than the Company Group) or use for his own account, any data or knowledge of operations of the Company Group which are proprietary in nature and/or confidential, whether in writing, in computer or other form or conveyed orally, including but not limited to confidential or proprietary records, data, trade secrets, pricing policies, bid amounts, bid strategies, rate structures, personnel policies, methods or practices of obtaining or doing business by the Company Group, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of Centerline and whether or not developed, devised or otherwise created in whole or in part by the efforts of Mr. Schnitzer; provided, however, that Confidential Information shall not be deemed to include any information that (i) is or hereafter becomes generally available to the public other than through disclosure by Mr. Schnitzer, or (ii) is rightfully received by Mr. Schnitzer following the Effective Date from a third party who Mr. Schnitzer has no reason to believe is under a confidentiality agreement with Centerline.  Mr. Schnitzer further covenants and agrees that he shall retain all such knowledge and information which he has acquired or developed respecting such Confidential Information in trust for the sole benefit of the Company Group and its successors and assigns.  Mr. Schnitzer shall not, without the prior written consent of Centerline, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than Centerline and those designated by it.  In the event Mr. Schnitzer is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than Centerline and those designated by it, Mr. Schnitzer shall promptly notify Centerline of any such order and shall cooperate fully with Centerline (and the owner of such Confidential Information) in protecting such information to the extent possible under applicable law; provided, that such Confidential Information may be disclosed if Mr. Schnitzer is advised by counsel that failure to disclose would subject him to risk of penalty or fine.  Anything contained in this Section 9 to the contrary notwithstanding, nothing herein shall prohibit Mr. Schnitzer from (A) discussing any matters with his attorney for the purposes of seeking legal advice, provided that Mr. Schnitzer notifies his attorney of his obligation under this Section 9 or (B) using Confidential Information in connection with (i) his raising capital for affordable housing investments for an affiliate of Island Capital Group, provided such use is consistent with the terms of the Management Agreement between Centerline and Island Capital Manager LLC or (ii) his direct representation of the Company Group with respect to the capital raises for affordable housing investments.

10.           Non-Interference Covenant.  To protect Centerline’s legitimate business interests, including Centerline’s Confidential Information and business relationships, Mr. Schnitzer covenants and agrees that he will not, for a period of one (1) year subsequent to the Effective Date, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, company or other organization:  (i) solicit for employment, hire, assist others to solicit for employment or hire , or otherwise deal with in a manner which interferes with the Company Group’s relationship with any person or entity who is (A) at the time of such action an employee, officer or director of the Company Group or who constitutes a bona fide prospective employee, officer, trustee or director of the Company Group or (B) at any time during the six (6) month period preceding such action was an employee, officer or director of the Company Group, if such action is taken with respect to a business that competes with the Company Group; provided, however, Mr. Schnitzer will not be deemed to be in violation of this clause (i) if an employee of the Company Group is hired by Mr. Schnitzer’s future employers, including, but not limited to Island Capital Group,  provided that Mr. Schnitzer either obtained the prior written consent of Centerline to take such action or did not otherwise violate this provision, (ii) interfere in any manner with any of the Company Group's contracts or relationships with any investor, customer, client or supplier (of services or tangible or intangible property) of the Company Group, or any person or entity who is a bona fide prospective, investor customer, client or supplier of the Company Group; (iii) interfere with any existing or proposed contract or relationship between the Company Group and any other party or (iv) speak or write in any manner which is disparaging of the Company Group, its business practices, employees, officers, trustees or directors; provided that nothing in this Section 10 shall preclude Mr. Schnitzer to make any disclosures required by applicable law, regulation or legal process.  Similarly, no officer or director of the Company Group shall speak or write in any manner that is disparaging of Mr. Schnitzer.

11.           Remedies.  It is expressly understood, acknowledged and agreed by the Mr. Schnitzer that (i) the restrictions contained in Sections 3, 4, 7, 9 and 10  of this Agreement represent a reasonable and necessary protection of the legitimate interests of Centerline and that his failure to observe and comply with his covenants and agreements in Sections 3, 4, 7, 9 or 10  will cause irreparable harm to Centerline; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Mr. Schnitzer will be inadequate.  Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which Centerline may have in the event of any breach of said Sections, Centerline shall be entitled, and is expressly and irrevocably authorized by Mr. Schnitzer, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Mr. Schnitzer in order to enforce against Mr. Schnitzer, or in order to prevent any breach or any threatened breach by Mr. Schnitzer, of the covenants and agreements contained in those Sections in any court of competent jurisdiction without the need to post any bond or undertaking.  Any action, suit or other legal proceeding to resolve any matter arising as a result of a breach of the restrictions contained in Sections 3, 4, 7, 9 or 10, may be commenced in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of such a court.  The parties hereto unconditionally waive their respective right to demand a jury trial in any dispute relating to this Agreement.

12.           Indemnification.  Notwithstanding anything contained in the Release or this Agreement, Centerline shall indemnify Mr. Schnitzer, defend and hold him harmless and provide him with the advancement of expenses arising in connection with his employment to the full extent that it does or is required to do so with respect to all other officers and directors of the Company Group, whether by operation of law or pursuant to the Company Group’s governing instruments.  Centerline shall continue to maintain for a period of six (6) years from March 5, 2010 a tail director and officers’ insurance policy covering Mr. Schnitzer on the same basis as all other officers and directors as of such date.

13.           Governing Law.  This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of principles thereof.

14.           Amendment and Modification.  This Agreement may be modified, amended or supplemented only by an instrument in writing signed by all of the parties hereto.

15.           Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

16.           Severability.  The invalidity or unenforceability of any provision of this Agreement in any such jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction, or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.  Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to affect the original intentions of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby and thereby are fulfilled to the extent possible.

17.           Notices.  All notices, Documents and other communications given or made pursuant hereto shall be in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested), facsimile or by nationally recognized overnight air courier service and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by facsimile, or if mailed, on the third business day after mailing (on the first business day after mailing in the case of a nationally recognized overnight air courier service) to the parties at the following addresses:

If to Mr. Schnitzer:

Marc D. Schnitzer
21 Hampton Road
Scarsdale, NY 10583

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Alan S. Cohen, Esq.

If to Centerline:

Centerline Holding Company
625 Madison Avenue
New York, New York 10022
Attention: General Counsel

with a copy to

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Michael Zuppone, Esq.

18.           Entire Agreement.  This Agreement and the Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified in any way except in writing by the parties hereto.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.           Tax withholding. Any compensation or benefits payable under this Agreement shall be subject to applicable federal, state and local withholding taxes.  Mr. Schnitzer agrees that (i) he shall bear sole responsibility for payment of any federal, state or local income or other taxes or related penalties associated with his receipt of any amounts pursuant to this Agreement and (ii) Centerline shall have no obligation to mitigate or hold Mr. Schnitzer harmless from any such tax obligations.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

/s/ Marc D. Schnitzer
Marc D. Schnitzer

Date:	April 21, 2010

CENTERLINE HOLDING COMPANY

By:	/s/ Robert Levy
Robert Levy
Chief Operating Officer

Date:	April 21, 2010

CENTERLINE CAPITAL GROUP INC.

By:	/s/ Robert Levy
Robert Levy
Chief Operating Officer

Date:	April 21, 2010